Exhibit 99.1

      The First Bancshares, Inc. Declares Two-For-One Stock Split

    HATTIESBURG, Miss.--(BUSINESS WIRE)--Feb. 22, 2006--The First Bancshares, Inc. (OTCBB:FBMS) today announced that its Board of Directors approved a two-for-one split of the company's common stock to be effected in the form of a 100 percent common stock dividend.
    All shareholders of record at the close of business on March 1, 2006 will receive one additional share of The First Bancshares, Inc. common stock for each share held on that date. The additional share of common stock will be distributed to shareholders of record in the form of a stock dividend on March 15, 2006, by the Company's transfer agent, Registrar & Transfer Company. The ex-split date is March 16, 2006, which is the date The First Bancshares, Inc.'s common shares will trade at the new split-adjusted price.
    The First Bancshares, Inc. - the parent company of The First, A National Banking Association - has assets of $294 million. Founded in 1996, The First operates 7 offices with locations in Hattiesburg, Laurel, Purvis, Picayune and Pascagoula, Mississippi.
    Investors can access additional information or on-line banking and bill pay services at www.thefirstbank.com.



    CONTACT: The First Bancshares, Inc.
             David E. Johnson or Donna T. Rutland, 601-268-8998